UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Iron Mountain Incorporated
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE
(Title of Class of Securities)

462846106
(CUSIP Number)

JULY 23, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 462846106	13G	Page 2 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		9,183,478
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,183,478
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,183,478
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.4%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 462846106	13G	Page 3 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		9,183,478
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,183,478
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,183,478
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.4%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 462846106	13G	Page 4 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		6,928,496
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,928,496
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,928,496
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[X]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 462846106	13G	Page 5 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
	5.	SOLE VOTING POWER

NUMBER OF		9,183,478
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,183,478
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,183,478
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.4%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 462846106	13G	Page 6 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		680,801
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		680,801
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

680,801
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[X]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 462846106	13G	Page 7 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		2,341,187
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,341,187
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,341,187
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[X]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 462846106	13G	Page 8 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital IV LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5.	SOLE VOTING POWER

NUMBER OF		3,906,508
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,906,508
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,906,508
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[X]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 462846106	13G	Page 9 of 20 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	5.	SOLE VOTING POWER

NUMBER OF		2,254,982
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,254,982
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,254,982
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[X]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.3%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 462846106	13G	Page 10 of 20 Pages

Item 1	(a).	Name of Issuer:

Iron Mountain Incorporated (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

745 Atlantic Avenue, Boston, MA 02111

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”), Highfields Capital IV LP (“Highfields IV”) and Highfields Capital Ltd. (“Highfields Ltd.” and, together with Highfields I, Highfields II and Highfields IV, the “Funds”):

(i)	Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

(ii)	Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

(iii)	Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of Highfields I, Highfields II and Highfields IV;

(iv)	Jonathon S. Jacobson, the Managing Member of Highfields GP and the Senior Managing Member of Highfields Associates;

(v)	Highfields I, a Delaware limited partnership;

(vi)	Highfields II, a Delaware limited partnership;

(vii)	Highfields IV, a Delaware limited partnership; and

(viii)	Highfields Ltd., an exempted company incorporated under the laws of the Cayman Islands

Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Highfields I, Highfields II, Highfields IV and Highfields Ltd. are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Highfields I, Highfields II and Highfields IV:

c/o Highfields Capital Management LP
John Hancock Tower
200 Clarendon Street, 59th Floor
Boston, Massachusetts 02116

CUSIP No. 462846106	13G	Page 11 of 20 Pages

Address for Highfields Ltd.:

c/o Goldman Sachs (Cayman) Trust, Limited
Suite 3307, Gardenia Court
45 Market Street, Camana Bay
P.O. Box 896
Grand Cayman KY1-1103
Cayman Islands

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware
Highfields GP – Delaware
Highfields Associates – Delaware
Jonathon S. Jacobson – United States
Highfields I – Delaware
Highfields II – Delaware
Highfields IV - Delaware
Highfields Ltd. – Cayman Islands

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.01 par value

Item 2	(e).	CUSIP Number:

462846106

Item 3.	Not applicable.

CUSIP No. 462846106	13G	Page 12 of 20 Pages

Item 4.	Ownership.

For Highfields Capital Management, Highfields GP and Mr. Jacobson:

(a)	Amount beneficially owned: 9,183,478 shares of Common Stock

(b)	Percent of class: 5.4%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 9,183,478

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 9,183,478

	(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields Associates:

(a)	Amount beneficially owned: 6,928,496 shares of Common Stock

(b)	Percent of class: 4.0%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 6,928,496

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 6,928,496

	(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields I:

(a)	Amount beneficially owned: 680,801 shares of Common Stock

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 680,801

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 680,801

	(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields II:

(a)	Amount beneficially owned: 2,341,187 shares of Common Stock

(b)	Percent of class: 1.4%

(c)	Number of shares as to which such person has: (i) Sole power to vote or to direct the vote: 2,341,187

CUSIP No. 462846106	13G	Page 13 of 20 Pages

(ii)	Shared power to vote or to direct the vote: —0—

(iii)	Sole power to dispose or to direct the disposition of: 2,341,187

(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields IV:

(a)	Amount beneficially owned: 3,906,508 shares of Common Stock

(b)	Percent of class: 2.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 3,906,508

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 3,906,508

	(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields Ltd.:

(a)	Amount beneficially owned: 2,254,982 shares of Common Stock

(b)	Percent of class: 1.3%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 2,254,982

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 2,254,982

	(iv)	Shared power to dispose or to direct the disposition of: —0—

CUSIP No. 462846106	13G	Page 14 of 20 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares of Common Stock beneficially owned by Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson are directly owned by the Funds. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares of Common Stock owned by the Funds, and Highfields Associates has the power to direct the receipt of dividends from or the proceeds from the sale of the shares of Common Stock owned by Highfields I, Highfields II and Highfields IV.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 attached hereto.

Each Reporting Person disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 462846106	13G	Page 15 of 20 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 2, 2012
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella*
Signature

Joseph F. Mazzella, Attorney in Fact
Name/Title

*by power of attorney

CUSIP No. 462846106	13G	Page 16 of 20 Pages

HIGHFIELDS CAPITAL I LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL IV LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL LTD

By: Highfields Capital Management LP, its Investment Manager

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 462846106	13G	Page 17 of 20 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of Group

CUSIP No. 462846106	13G	Page 18 of 20 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe such information is inaccurate.

August 2, 2012
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella*
Signature

CUSIP No. 462846106	13G	Page 19 of 20 Pages

Joseph F. Mazzella, Attorney in Fact
Name/Title

*by power of attorney

HIGHFIELDS CAPITAL I LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL IV LP

By: Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL LTD

By: Highfields Capital Management LP, its Investment Manager

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 462846106	13G	Page 20 of 20 Pages

Exhibit 2

MEMBERS OF GROUP

Highfields Capital Management LP
Highfields GP LLC
Highfields Associates LLC
Jonathon S. Jacobson
Highfields Capital I LP
Highfields Capital II LP
Highfields Capital IV LP
Highfields Capital Ltd.